Exhibit 8.1

2900 K Street NW North Tower - Suite 200 Washington, DC 20007-5118 202.625.3500 tel 202.298.7570 fax

May 17, 2017

To the Addressees Listed

    on Schedule One Attached Hereto

Re:	AmeriCredit Automobile Receivables Trust 2017-2

Ladies and Gentlemen:

We have acted as tax counsel to AmeriCredit Financial Services, Inc., a Delaware corporation (“AmeriCredit”), AFS SenSub Corp., a Nevada corporation (“AFS SenSub”) and AmeriCredit Automobile Receivables Trust 2017-2 (the “Issuer”), as to certain matters in connection with the issuance of the $243,000,000 Class A-1 1.20000% Asset Backed Notes (the “Class A-1 Notes”), $364,900,000 Class A-2-A 1.65% Asset Backed Notes (the “Class A-2-A Notes”), $75,000,000 Class A-2-B Floating Rate Asset Backed Notes (the “Class A-2-B Notes” and together with the Class A-2-A Notes, the “Class A-2 Notes”), $262,110,000 Class A-3 1.98% Asset Backed Notes (the “Class A-3 Notes”), $102,570,000 Class B 2.40% Asset Backed Notes (the “Class B Notes”), $127,320,000 Class C 2.97% Asset Backed Notes (the “Class C Notes”), $125,200,000 Class D 3.42% Asset Backed Notes (the “Class D Notes”) and $33,240,000 Class E 0.00% Asset Backed Notes (the “Class E Notes” and collectively with the Publicly Offered Notes, the “Notes”), which will be issued pursuant to an Indenture, dated as of April 11, 2017 (the “Indenture”), between the Issuer and Citibank, N.A., as Trustee (in such capacity, the “Trustee”) and Trust Collateral Agent (in such capacity, the “Trust Collateral Agent”) and the certificate which will be issued pursuant to a Trust Agreement, dated as of April 5, 2017 as amended and restated as of April 11, 2017 (the “Trust Agreement”), between AFS SenSub and Wilmington Trust Company, as Owner Trustee (the “Owner Trustee”). The “Publicly Offered Notes” include the Class A-1 Notes, the Class A-2 Notes, the Class A-3 Notes, the Class B Notes, the Class C Notes and the Class D Notes. Capitalized terms not otherwise defined herein have their respective meanings as set forth in the Indenture.

The term “Prospectus” means the Preliminary Prospectus together with the Final Prospectus.

The term “Registration Statement” means (i) the Registration Statement on Form SF-3 (No. 333-206924), including the exhibits thereto, (ii) all documents incorporated by reference therein pursuant to Item 12 of Form SF-3 and (iii) any post-effective amendment filed and declared effective prior to the date of issuance of the Notes. The term “Preliminary Prospectus” means the preliminary prospectus, dated May 3, 2017 specifically relating to the Publicly

CHARLOTTE	CHICAGO	IRVING	LONDON	LOS ANGELES	NEW YORK	WASHINGTON, DC	WWW.KATTENLAW.COM

LONDON AFFILIATE: KATTEN MUCHIN ROSENMAN UK LLP

A limited liability partnership including professional corporations

To the Addressees Listed

    on Schedule One Attached Hereto

May 17, 2017

Offered Notes, as filed with the Commission pursuant to Rule 424 of the Rules and Regulations (“Rules and Regulations”) of the Commission under the 1933 Act. The term “Prospectus” means the prospectus, dated May 9, 2017 specifically relating to the Publicly Offered Notes, as filed with the Commission pursuant to Rule 424 of the Rules and Regulations.

As tax counsel, we have reviewed such documents as we have deemed appropriate for the purposes of rendering the opinions set forth below, including the Sale and Servicing Agreement, dated as of April 11, 2017 among the Issuer, AmeriCredit, AFS SenSub and the Trust Collateral Agent, the Indenture, the Trust Agreement (together, the “Governing Documents”), the Prospectus and other documents and matters of fact and law as we have deemed necessary for purposes of rendering the opinions set forth below. In addition, in conducting our analysis, we have relied on certain representations made to us by AmeriCredit and the underwriters.

We have examined the question of whether the Notes issued under the Indenture will constitute indebtedness for federal income tax purposes. Our analysis is based on the provisions of the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder as in effect on the date hereof and on existing judicial and administrative interpretations thereof. These authorities are subject to change and to differing interpretations, which could apply retroactively. The opinion of tax counsel is not binding on the courts or the Internal Revenue Service (the “IRS”).

In general, whether a transaction constitutes the issuance of indebtedness for federal income tax purposes is a question of fact, the resolution of which is based primarily upon the economic substance of the instruments and the transaction pursuant to which they are issued rather than the form of the transaction or the manner in which the instruments are labeled. The IRS and the courts have set forth various factors to be taken into account in determining whether or not a transaction constitutes the issuance of indebtedness for federal income tax purposes, which we have reviewed as they apply to this transaction. Based on our review, the characteristics of the transaction strongly indicate that in economic substance the transaction is the issuance of indebtedness, the form of the transaction is an issuance of indebtedness, and the parties have stated unambiguously their intention to treat the transaction as the issuance of indebtedness for tax purposes.

Based on the foregoing, and such legal and factual investigations as we have deemed appropriate, we are of the opinion that for federal income tax purposes:

(1) To the extent treated for U.S. federal income tax purposes as beneficially owned by a person other than AFS SenSub and its affiliates for such purposes, the Publicly Offered Notes will constitute indebtedness, and although such conclusion is not free from doubt, the Class E Notes should constitute indebtedness, and not an ownership interest in the automobile loan contracts, nor an equity interest in the Issuer or in a separate association taxable as a corporation or other taxable entity.

(2) Assuming the parties comply with the terms of the Governing Documents, the Issuer will not be characterized as an association, or publicly traded partnership, taxable as a corporation.

To the Addressees Listed

    on Schedule One Attached Hereto

May 17, 2017

(3) The statements in the Prospectus under the heading “Material Federal Income Tax Consequences,” as they relate to federal income tax matters and to the extent that they constitute matters of law or legal conclusions with respect thereto, accurately state all material federal income tax consequences of the purchase, ownership and disposition of the Notes to the original purchaser.

Except for the opinion set forth above, we express no opinion as to any other tax consequences of the transaction to any party under federal, state, local or foreign laws. This opinion is for the benefit of the addressees hereof and any subsequent transferee of the Notes, and it may not be relied on by any other party without our expressed consent in writing; provided, however, copies of this letter may be posted by the Issuer or AmeriCredit to a password protected website accessible by any non-hired “nationally recognized statistical rating organization” (a “NRSRO”) that provides to the Issuer or AmeriCredit the certification required by subsection (e) of Rule 17g-5 under the Securities Exchange Act of 1934, as amended (or any successor provision to such subsection) (“Rule 17g-5”), and agrees to keep this letter confidential as contemplated by Rule 17g-5; provided, that no such NRSRO will be entitled to rely on this letter, and each such NRSRO, by accessing a copy of this letter, will be deemed to have agreed to comply with the terms of this sentence and not to provide copies of this letter to any other person. We express no opinion on any matter not discussed in this letter, and we undertake no obligation to update the opinion contained herein after the date hereof. We place no limitations in this tax opinion, however, on the disclosure to the IRS of the tax structure or tax treatment of the transactions contemplated in the Governing Documents.

Very truly yours,

/s/ Katten Muchin Rosenman LLP

SCHEDULE ONE

AmeriCredit Financial Services, Inc. AmeriCredit Automobile Receivables Trust 2017-2 801 Cherry Street, Suite 3500 Fort Worth, Texas 76102	Citigroup Global Markets Inc. 390 Greenwich Street, 1st Floor New York, New York 10013

AFS SenSub Corp. 2215-B Renaissance Drive, Suite 10 Las Vegas, Nevada 89119	J.P. Morgan Securities LLC 383 Madison Avenue, 31st Floor New York, New York 10179

Citibank, N.A., as Trustee and Trust Collateral Agent 388 Greenwich Street New York, New York 10013	Wells Fargo Securities, LLC 550 South Tryon Street MAC D1053-082 Charlotte, North Carolina 28202

Barclays Capital Inc. as a Representative 745 Seventh Avenue New York, New York 10019	Wilmington Trust Company, as Owner Trustee Rodney Square North 1100 North Market Street Wilmington, Delaware 19890

Deutsche Bank Securities Inc. as a Representative 60 Wall Street, 5th Floor New York, New York 10005	Fitch Ratings, Inc. 33 Whitehall Street New York, New York 10004

Goldman Sachs & Co. LLC as a Representative 200 West Street New York, New York 10282	Moody’s Investors Service, Inc. 7 World Trade Center 250 Greenwich Street New York, New York 10007

RBC Capital Markets, LLC as a Representative 200 Vesey Street, 8th Floor New York, New York 10281	Deloitte & Touche USA LLP Two World Financial Center, 15th Floor 225 Liberty Street New York, New York 10281-1414

BNP Paribas Securities Corp. 787 Seventh Avenue New York, New York 10019